Exhibit 99.1

Lotus Pharmaceuticals Announces Second Quarter Fiscal 2011 Financial Results

BEIJING, Aug. 15, 2011 /PRNewswire-Asia-FirstCall/ -- Lotus Pharmaceuticals, Inc. (OTCBB:LTUS.ob - News) ("Lotus" or the "Company"), a profitable developer, manufacturer and seller of medicine and drugs in the People's Republic of China ("PRC"), today announced its financial results for the quarter ended June 30, 2011. Summary financial data is provided below:

Second Quarter Financial Highlights

•	Revenues for the three months ended June 30, 2011 decreased by 1.1% year-over-year to $18.7 million, down from $18.9 million in the second quarter of 2010

o	Wholesale revenues were $14.6 million, or 78% of total revenues

o	Retail revenues were $4.1 million, or 22% of total revenues

•

Gross profit for the second quarter was $4.9 million, a decrease of 50.1% compared to $9.8 million in the second quarter of 2010. Gross margin was 26.1% and 51.8% for the three months ended June 30, 2011 and 2010, respectively

•	Net income for the quarter decreased 71.9% to $1.8 million, compared to $6.3 million in the second quarter of 2010

•	Earnings per diluted share were $0.06 for the quarter, compared with diluted EPS of $0.24 achieved in the same period a year ago

Mr. Zhongyi Liu, Chairman and CEO of Lotus, stated, "Our 2011 second quarter results, especially those of the wholesale segment, were negatively impacted by changes in the competitive landscape and increases in labor costs. Retail sales continue to deliver solid results with 19.2% growth in revenue versus the same period in 2010. The increase in the retail segment was driven primarily by our Over-the-Counter division's sales. Construction of our Beijing facility continues to progress, and we anticipate additional capacity for growth and significant efficiency improvements once we move into the new building by the end of the year."

Mr. Liu continued, "We plan to focus our capital expenditures in the foreseeable future on the completion of our Beijing facility and our core business in Beijing. Lotus has a well-established nationwide sales and distribution network, and strong product development capabilities. With the completion of our new headquarters, we believe we are well positioned with respect to the ongoing consolidation of the Chinese pharmaceutical industry."

Second Quarter Results of Operations

Revenues

Revenues for the quarter ended June 30, 2011 were $18.7 million, compared to $18.9 million in the second quarter of 2010. The decrease of 1.1%, or $0.2 million, was primarily due to decreased sales from the Company's wholesale distribution channel, partially offset by the growth in its retail sales segment. Wholesale revenue decreased 5.6% year-over-year to $14.6 million, or 78% of total revenues. Retail revenues increased 19.2% year-over-year to $4.1 million, or 22% of total revenues. The growth in the retail segment was mainly due to an increase in revenue from our direct sales to other Over-the-Counter drug stores in Beijing.

Gross Profit

Gross profit for the second quarter ended June 30, 2011 was $4.9 million or 26.1% of total net revenues, as compared to $9.8 million or 51.8% of total net revenues for the quarter ended June 30, 2010.  The decrease of 50.1%, or $4.9 million, was primarily attributable to lower product prices in 2011 compared to 2010.

Income from Operations

Operating income amounted to $1.8 million for the quarter ended June 30, 2011 as compared to operating income of $6.4 million for the second quarter of 2010. The decrease of 71.8%, or $4.6 million, was due largely to decreased gross profit.

Net Income

Net income for the quarter ended June 30, 2011 was $1.8 million as compared to $6.3 million for the quarter ended June 30, 2010, due to the reasons set forth above. Earnings per diluted share were $0.06 for the quarter, compared with diluted EPS of $0.24 for the second quarter of 2010.

Liquidity and Capital Resources

As of June 30, 2011, the Company's current assets were $7.2 million and current liabilities were $10.9 million. Cash and cash equivalents totaled $0.9 million as of June 30, 2011. The Company's shareholders' equity at June 30, 2011 was $ 97.2 million. The Company generated $6.7 million in cash from operating activities in the first half of fiscal 2011, compared to $8.9 million in the same period of 2010. The Company used $7.1 million cash for investing activities during the first half of fiscal 2011, compared to $11.8 million in the same period of 2010.

Recent Business Highlights

•

The Company continues to make progress in the construction of its headquarters building in Chaoyang District, Beijing. Currently the project is in its final interior furnishing stage. Once completed, this state-of-the-art building will host the Company's GMP manufacturing facility, a storage warehouse, an R&D center, a sales and marketing center, and administrative offices, as well as employee apartments. The Company reiterates the plan to complete and move into the facility by the end of the year.

Business Outlook for 2011

Management expects that 2011 will be a transitional year for Lotus Pharmaceuticals, as the Company will be completing and moving into its new headquarters and shifting its focus to the wholesale business in Beijing and the surrounding areas. After the completion of the headquarters, the Company expects growth will resume, primarily driven by the wholesale business in Beijing starting in 2012.

Conference Call and Webcast

Management will host a conference call to discuss these financial results on Wednesday, August 17, 2011 at 10:00 a.m. EDT (7:00 a.m. PDT).

To participate in the call, please dial (877) 941-4774, or (480) 629-9760 for international calls, approximately 10 minutes prior to the scheduled start time.

A replay of the call will be available for two weeks from 1:00 p.m. EDT on August 17, 2011, until 11:59 p.m. EDT on August 31, 2011. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4466487.

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. is a profitable developer and producer of drugs and a licensed national seller of pharmaceutical items in the People's Republic of China (PRC). Lotus operates its business through its two controlled entities: Liang Fang Pharmaceutical, Ltd. and En Ze Jia Shi Pharmaceutical, Ltd. Lotus' current drug development is focused on the treatment of cerebro-cardiovascular diseases, asthma and diabetes. Liang Fang sells drugs directly and indirectly through its national sales channels to hospitals, clinics and drugs stores in 30 provinces of the PRC.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Xing Shen, Ph.D.

VP of Corporate Development

Lotus Pharmaceuticals, Inc.

Ph: 415-690-7688

Email: shen@lotuspharma.com

Web: http://www.lotuspharma.com

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2011	December 31, 2010
ASSETS

CURRENT ASSETS:
Cash	$886,445	$1,339,972
Accounts receivable	4,877,745	1,973,150
Inventories	895,176	634,583
Prepaid expenses and other current assets	539,847	593,759

Total Current Assets	7,199,213	4,541,464

PROPERTY AND EQUIPMENT, net	47,248,484	39,337,935

OTHER ASSETS
Land use right held for development or sale	29,905,396	29,236,891
Deposits and Installments on intangible assets	9,746,287	9,528,419
Land use rights, net	13,066,530	12,932,421
Other intangible assets, net	7,327,634	7,607,485

Total Assets	$114,493,544	$103,184,615

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$20,111	$37,829
Other payables and accrued liabilities	802,431	3,441,466
Taxes payable	7,321,783	2,024,565
Unearned revenue	534,231	504,442
Dividend payable	3,308	—
Due to related parties	2,186,596	2,042,376

Total Current Liabilities	10,868,460	8,050,678

LONG-TERM LIABILITIES:
Due to related parties	1,014,586	869,067
Notes payable - related parties	5,361,684	5,241,829

Total Liabilities	17,244,730	14,161,574

COMMITMENTS AND CONTIGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; 619,824 and 607,107 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively)	620	607
Common stock ($.001 par value; 100,000,000 shares authorized; 27,747,131 and 26,763,485 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively)	27,747	26,763
Additional paid-in capital	23,785,665	21,679,147
Retained earnings	57,919,584	53,925,101
Statutory reserves	6,240,202	6,240,202
Accumulated other comprehensive income	9,274,996	7,151,221

Total stockholders' Equity	97,248,814	89,023,041

Total Liabilities and Stockholders' Equity	$114,493,544	$103,184,615

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

NET REVENUES:
Wholesale	$14,590,654	$15,464,138	$23,309,677	$26,962,224
Retail	4,103,783	3,442,355	8,302,000	6,694,747

Total Net Revenues	18,694,437	18,906,493	31,611,677	33,656,971

COST OF REVENUES:
Wholesale	10,679,431	6,613,650	14,431,940	10,526,848
Retail	3,127,962	2,492,101	6,139,759	4,822,532

Total Cost of Revenues	13,807,393	9,105,751	20,571,699	15,349,380

GROSS PROFIT	4,887,044	9,800,742	11,039,978	18,307,591

OPERATING EXPENSES:
Selling expenses	737,165	2,375,159	2,140,711	4,544,112
Research and development expenses	691,793	—	1,419,224	—
General and administrative expenses	1,669,887	1,075,348	3,442,186	2,097,205

Total Operating Expenses	3,098,845	3,450,507	7,002,121	6,641,317

INCOME FROM OPERATIONS	1,788,199	6,350,235	4,037,857	11,666,274

OTHER INCOME (EXPENSE):
Debt issuance costs	—	—	—	(52,226)
Other income	47,100	198,508	93,614	396,942
Interest income	876	906	1,566	2,186
Interest expense	(62,404)	(59,428)	(124,033)	(491,830)

Total Other Income (Expense)	(14,428)	139,986	(28,853)	(144,928)

INCOME BEFORE INCOME TAXES	1,773,771	6,490,221	4,009,004	11,521,346

INCOME TAXES	—	167,959	149	270,166

NET INCOME	1,773,771	6,322,262	4,008,855	11,251,180

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	1,546,706	323,270	2,123,775	334,198

COMPREHENSIVE INCOME	$3,320,477	$6,645,532	$6,132,630	$11,585,378

NET INCOME PER COMMON SHARE:
Basic	$0.06	$0.24	$0.14	$0.44
Diluted	$0.06	$0.24	$0.14	$0.42

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	27,747,131	26,503,188	27,619,320	25,646,151
Diluted	28,057,043	26,934,693	27,929,627	26,838,338

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended
	June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,008,855	$11,251,180
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	211,297	12,920
Amortization of intangible assets	607,476	876,619
Amortization of deferred debt issuance costs	—	52,226
Amortization of discount on convertible redeemable preferred stock	—	151,553
Interest expense attributable to beneficial conversion feature of preferred shares	—	184,660
Common shares issued for service	708,350	120,450
Common shares issued for compensation	1,388,101	109,500
Changes in assets and liabilities:
Accounts receivable	(2,822,719)	(3,240,293)
Inventories	(242,920)	(637,828)
Prepaid expenses and other current assets	66,602	354,472
Accounts payable	(18,344)	64,675
Other payables and accrued liabilities	(2,679,315)	(630,615)
Taxes payable	5,183,422	592,024
Unearned revenue	18,020	(519,697)
Due to related parties	225,364	166,492

NET CASH PROVIDED BY OPERATING ACTIVITIES	6,654,189	8,908,338

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(7,132,250)	(11,780,895)

NET CASH USED IN INVESTING ACTIVITIES	(7,132,250)	(11,780,895)

CASH FLOWS FROM FINANCING ACTIVITIES:

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—

EFFECT OF EXCHANGE RATE ON CASH	24,534	5,541

NET DECREASE IN CASH	(453,527)	(2,867,016)

CASH - beginning of period	1,339,972	3,945,740

CASH - end of period	$886,445	$1,078,724

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$3,672	$3,746

Non-cash investing and financing activities:
Common stock issued for services	$—	$397,050
Common stock issued for conversion of convertible redeemable preferred stock	$—	$4,048,200
Convertible redeemable preferred stock reclassified to permanent equity	$—	$595,233
Convertible preferred stock issued for dividend payable	$11,064	$321,308